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Exhibit 3.2

CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF FORMATION
OF
COPANO ENERGY HOLDINGS, L.L.C.

        This Certificate of Amendment, dated July 27, 2004, has been duly executed and is filed pursuant to Section 18-202 of the Delaware Limited Liability Company Act.

        1.     The name of the limited liability company is Copano Energy Holdings, L.L.C.

        2.     The Certificate of Formation of the limited liability company is hereby amended to change the name of the limited liability company to Copano Energy, L.L.C.

        IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the 27th day of July, 2004.

/s/ JOHN R. ECKEL, JR. Authorized Person

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  Exhibit 3.2
CERTIFICATE OF AMENDMENT TO CERTIFICATE OF FORMATION OF COPANO ENERGY HOLDINGS, L.L.C.